Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST-QUARTER RESULTS

TAMPA, May 1, 2007 — TECO Energy, Inc. (NYSE:TE) today reported first-quarter net income of $72.8 million, or $0.35 per share, compared to $55.2 million, or $0.27 per share, in the first quarter of 2006.

TECO Energy Chairman and CEO Sherrill Hudson said, “Despite the mild winter weather patterns, which reduced energy sales at our Florida utilities and weaker coal market conditions this year, our operating companies continue to make good progress in building shareholder value and meeting customers’ needs. We’ve also made good headway on our debt reduction plans in 2007 with the retirement of $357 million of parent level debt.”

First-quarter 2007 non-GAAP results from continuing operations including synthetic fuel (Non-GAAP Results With Synthetic Fuel), which exclude charges, were $74.6 million, compared to $57.9 million in the 2006 period. First-quarter 2007 non-GAAP results from continuing operations excluding synthetic fuel (Non-GAAP Results Excluding Synthetic Fuel), which exclude charges and gains and also exclude the benefits associated with the production of synthetic fuel, were $43.9 million, compared to $47.9 million in the 2006 period (see the Results Reconciliation table later in this release).

In 2007, first-quarter net income included a $30.7 million, or $0.15 per share, net benefit to earnings from the production of synthetic fuel and the sale of the ownership interests in the synthetic fuel production facilities, compared to a $10.0 million, or $0.05 per share, in the 2006 period. (See the TECO Coal section later in this release.) First-quarter 2007 results also included a $1.8 million after-tax charge for transaction-related costs associated with the proposed sale of TECO Transport. First quarter 2006 results included $2.7 million of after-tax costs for hurricane-related repairs at TECO Transport (see the Results Reconciliation table later in this release).

TECO Energy Executive Vice President and Chief Financial Officer Gordon Gillette said, “Our $30.7 million of earnings from the production of synthetic fuel at TECO Coal this quarter reflect the impact of a significant increase in the value of the oil price hedges we have in place to protect our projected synthetic fuel benefits. This is temporary, however, as we continue to expect full-year 2007 benefits from the production of synthetic fuel to be $65 million of net income and $100 million of cash, either from our third-party investors or from the settlement of our hedges. We expect our quarterly earnings associated with the production of synthetic fuel to vary this year as we make required quarterly adjustments to the value of the hedges. Based on this, we believe we’ve realized a significant portion of this year’s earnings from synthetic fuel production in the first quarter, and that subsequent quarters will reflect lower synthetic fuel earnings.”

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Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release, which exclude certain charges and gains. Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months Ended Mar. 31		12 months Ended Mar. 31
(in millions)	2007	2006	2007	2006
Net income	$72.8	$55.2	$263.9	$297.0
Net income from continuing operations	$72.8	$55.2	$262.0	$214.7
Non-GAAP Results With Synthetic Fuel	$74.6	$57.9	$250.3	$261.2
Non-GAAP Results Excluding Synthetic Fuel	$43.9	$47.9	$197.5	$189.6

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits for the periods shown.

	3 months Ended Mar. 31		12 months Ended Mar. 31
(in millions)	2007	2006	2007	2006
Net Income (loss)
Tampa Electric	$21.8	$22.5	$135.2	$147.6
Peoples Gas System	11.0	12.5	28.1	29.3
TECO Coal	42.4	24.7	96.5	112.6
TECO Transport	6.4	5.2	24.1	21.3
TECO Guatemala	10.3	8.6	39.3	37.5
TWG Merchant(1)	—	—	—	(8.8)
Parent/other	(19.1)	(18.3)	(61.2)	(124.8)

Net income from continuing operations	72.8	55.2	262.0	214.7
Discontinued operations	—	—	1.9	82.3

Total net income	$72.8	$55.2	$263.9	$297.0

(1)	As of Jan. 1, 2006, only historical data is presented for TWG Merchant, as all merchant assets have been divested or impaired.

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Operating Company Results:

Tampa Electric

Net income for the first quarter was $21.8 million, compared with $22.5 million for the same period in 2006. Results for the quarter reflect 2.5% average customer growth and higher retail energy sales. Sales to other utilities were lower in 2007 compared to 2006, when certain customers purchased energy in excess of contract amounts. Net income included $1.7 million of Allowance for Funds Used During Construction – Equity (which represents allowed equity cost capitalized to construction costs) related to the construction of the peaking generation units and the installation of nitrogen oxide (NOx) pollution control equipment, compared to $0.2 million included in the 2006 period.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $2.6 million after-tax, as expected, driven by planned outage requirements on power generating equipment, expenditures related to storm hardening and higher property insurance.

In the first quarter of 2006, Tampa Electric sold approximately $41 million of excess sulfur dioxide (SO2) emissions credits. While these sales primarily benefited retail customers through a reduced Environmental Cost Recovery Clause (ECRC) recovery charge, Tampa Electric recognized a $1.4 million after-tax benefit from the wholesale component of the sale of these credits in the 2006 period. There were no sales of excess SO2 emissions credits in the first quarter of 2007. Interest expense increased due to higher levels of long-term debt outstanding, and interest income decreased due to lower interest income on lower under-recovered fuel balances.

Retail energy sales increased 4.4%, driven by higher sales to commercial customers and lower-margin phosphate customers. Year-over-year commercial sales growth was driven by new commercial development, which lags residential development, and lower-than-normal sales in 2006 when degree days were below normal. Sales to weather-sensitive residential customers grew only 1%, despite strong residential customer growth in the first quarter, as mild weather patterns limited customer energy usage. Total degree days in Tampa Electric’s service area were normal, but 17% above the first quarter 2006 period. Although the number of degree days in the first quarter of this year indicated normal weather, with above normal cooling degree days offsetting below normal heating degree days, weather patterns in the first quarter of 2007 included relatively few sustained periods of extreme temperatures and thus did not generate significant energy sales.

Peoples Gas

Peoples Gas reported net income of $11.0 million for the first quarter, compared to $12.5 million in the same period in 2006. Quarterly results reflect average customer growth of 2.1%, lower sales to residential and commercial customers primarily due to one of the warmest Januarys on record, which limited the number of heating degree days, and lower gas transported for power generation customers due to mild weather and the use of other fuels for power generation. Non-fuel operations and maintenance expense was higher and depreciation expense increased, as expected, due to a routine depreciation study approved by the FPSC in January.

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TECO Coal

TECO Coal achieved first-quarter net income of $42.4 million, compared to $24.7 million in the same period in 2006. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel were $11.7 million in 2007, compared to $14.7 million in 2006. These results exclude the $30.7 million of net benefits related to synthetic fuel production in 2007, compared to $10.0 million of net benefits in 2006. (See the Results Reconciliation table.)

Total sales were 2.1 million tons in the 2007 first quarter, including 1.3 million tons of synthetic fuel, compared to 2.5 million tons, including 1.5 million tons of synthetic fuel, in the 2006 period. Sales volumes, as planned, were lower in 2007 in response to the softer market conditions. Average net selling prices in 2007, which exclude transportation allowances, were comparable to average net selling prices in the first quarter of 2006 on the same basis. In 2007, the cash cost of production per ton was essentially unchanged from the first quarter of 2006 but more than 3% below the average cost of production experienced in the full year 2006, as a result of equipment relocations and other actions taken in 2006 to stabilize production costs. First quarter results also include a $1.6 million after-tax benefit reflecting the final adjustment to the 2006 inflation factor applied to the tax credit available on the production of synthetic fuel. In 2006, first quarter results included a $2.7 million after-tax benefit for the final 2005 inflation adjustment to the tax credit.

The $30.7 million of benefits from the production of synthetic fuel reflect a $4.3 million or $0.02 per share reduction in earnings benefits due to an estimated 14% phase out caused by actual and futures markets oil prices for 2007 at the end of the quarter. This compares to a 40% phase out and $14.0 million or $0.07 per share reduction in the 2006 period. The estimated 14% reduction in revenues from third-party synthetic fuel investors reflects an estimated average annual oil price of $65/Bbl at Mar. 31. The results for synthetic fuel production this quarter also reflect a $12.3 million after-tax benefit from adjusting to market the valuation of the oil price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, first quarter results included a $1.5 million after-tax benefit from mark-to-market adjustments. Because the oil price hedges in place should provide approximately a dollar-for-dollar recovery of lost synthetic fuel revenues in the event of a phase out, TECO Coal expects full-year benefits from the production of synthetic fuel to be approximately $100 million of net cash and $65 million of net income, regardless of oil price levels. Oil price volatility and mark-to-market accounting may introduce significant variation into quarterly results from synthetic fuel production, as demonstrated by the disproportionately high first quarter synthetic fuel results. Actual and forecasted net income from synthetic fuel production reflects the expected 35% tax rate applied to synthetic fuel related earnings, rather than TECO Coal’s lower overall effective tax rate, which includes depletion, as was previously applied.

TECO Coal has in place oil price hedge instruments that protect against the risk of high oil prices reducing the value of the tax credits related to the production of synthetic fuel in 2007. The hedges protect the full gross cash benefits, approximately $195 million, expected from the third-party investors for the production of synthetic fuel over the full expected average annual oil price range. The total cost of the hedges was approximately $37 million.

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The phase-out range will be based on oil prices represented by the annual average of Producer First Purchase Prices reported by the U.S. Department of Energy. Based on the historical relationship of these prices to NYMEX prices, TECO Coal estimates the initial phase-out level for 2007 to begin at $63/Bbl on a NYMEX basis, and that the tax credits would be fully phased out at $79/Bbl on a NYMEX basis.

The federal tax credit program for the production of synthetic fuel will expire on Dec. 31, 2007. The program is not expected to be extended or renewed in its current form, and no change in the current legislation is expected. Based on the assumption that the program expires as scheduled, both GAAP net income and cash flow at TECO Coal are expected to decline in 2008, due to the loss of the benefits from the sale of the third-party ownership interests.

TECO Transport

TECO Transport recorded first-quarter 2007 net income of $6.4 million, compared to $5.2 million in the same period in 2006. TECO Transport’s first-quarter 2006 non-GAAP results of $7.9 million exclude $2.7 million of after-tax costs associated with repairs of Hurricane Katrina damage at TECO Transport. (See the Results Reconciliation table.) In 2007, first-quarter results reflect higher labor and labor-related costs, lower volumes for Tampa Electric and higher repair expenses due to scheduled shipyard periods partially offset by higher cross-Gulf phosphate and river towing movements. Results also include a $0.8 million after-tax benefit related to the sale of scrap river barges and equipment no longer used at TECO Barge Line.

TECO Guatemala

TECO Guatemala reported first-quarter net income of $10.3 million in 2007, compared to $8.6 million in the 2006 period. The 2007 results reflect lower operating expense; increased generation by the San José Power Station; increased capacity payments at the Alborada Power Station; higher interest income on higher cash balances; and lower wheeling revenues and higher fuel costs at EEGSA, the distribution utility.

Parent / Other

The cost for Parent/Other in the first quarter was $19.1 million, which included $1.8 million of after-tax transaction-related costs associated with the proposed sale of TECO Transport, compared to a cost of $18.3 million in the same period in 2006. In 2007, the non-GAAP cost for Parent/Other in the first quarter was $17.3 million, compared to $18.3 million in the 2006 period. (See the Results Reconciliation table.)

These non-GAAP results were driven by pretax parent interest expense that was $2.9 million lower in the 2007 period, due to debt redemption and refinancing actions. This was partially offset by higher unallocated employee-related expenses and certain state tax items.

Cash and Liquidity

The table below sets forth the Mar. 31, 2007 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

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Balances as of Mar. 31, 2007

(in millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts / LCs	60.5	51.0	—	9.5

Available credit facilities	614.5	424.0	—	190.5
Cash and short-term investments	379.8	6.4	32.3	341.1

Total liquidity	$994.3	$430.4	$32.3	$531.6

Consolidated restricted cash (not included above)	$37.3		$37.3

Consolidated restricted cash of $37.3 million includes $30.0 million held in escrow until the end of 2007 related to the sale of an interest in the synthetic coal production facilities. Consolidated other cash and short-term investments includes $14.1 million of cash at the unregulated operating companies for normal operations and $18.2 million of consolidated short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA. In addition to consolidated cash, as of Mar. 31, 2007, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $10.9 million and restricted cash of $8.9 million, which are not included in the table above.

2007 Earnings Outlook

TECO Energy is maintaining its outlook for 2007 earnings per share from continuing operations within a range of $0.97 and $1.07, excluding benefits from the production of synthetic fuel, but including TECO Transport for the full year. In 2007, reported GAAP net income will include the benefits of synthetic fuel production. For comparability to 2006 and expected 2008 results, TECO Energy will continue to also provide Non-GAAP Results Excluding Synthetic Fuel, and is providing its 2007 results guidance on this basis.

TECO Energy’s results for the year are still expected to be driven by the same factors as outlined in February. Tampa Electric expects customer and weather-normalized energy sales growth, higher AFUDC, and Environmental Cost Recovery Clause-related earnings on its first NOx control project. Peoples Gas expects customer growth and therm sales growth to be more than offset by the effects of higher operation and maintenance expense and higher depreciation expense. TECO Coal expects lower total sales volumes due to soft market conditions and per-ton average margins similar to 2006 levels. TECO Transport expects higher rates and improved operating efficiencies, and TECO Guatemala expects 2007 results consistent with 2006 levels. Costs at the TECO Energy parent level are expected to decline due to debt retirement actions partially offset by lower investment income due to lower cash balances.

Effective Mar. 31, 2007 the assets and liabilities associated with TECO Transport were reclassified for balance sheet purposes as assets and liabilities held for sale. In accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144), effective April 1, depreciation will no longer be recorded for the TECO Transport assets. Also in accordance with the provisions of FAS 144, as a

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result of its significant continuing involvement with Tampa Electric related to the waterborne transportation of solid fuel, the results of TECO Transport will continue to be reflected in continuing operations.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and earnings from the production of synthetic fuel in the 2007 and 2006 quarterly and 12-months ended periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation

	3 Months Ended Mar. 31		12 Months Ended Mar. 31
(in millions)	2007	2006	2007	2006
GAAP net income	$72.8	$55.2	$263.9	$297.0

Exclude discontinued operations(1)	—	—	(1.9)	(82.3)

GAAP net income from continuing operations	$72.8	$55.2	$262.0	$214.7

Add TECO Transport transaction related costs	1.8	—	1.8	—
Add TECO Transport hurricane costs	—	2.7	1.8	15.4
Exclude TECO Transport hurricane insurance recovery	—	—	(1.5)	(13.7)
Add parent debt extinguishment(2)	—	—	—	46.7
Exclude Dell & McAdams valuation adjustment and gain on sale, net	—	—	(8.1)	(1.9)
Exclude sale of unused steam turbines	—	—	(5.7)	—

Total charges and gains	1.8	2.7	(11.7)	46.5

Non-GAAP results from continuing operations (3)	$74.6	$57.9	$250.3	$261.2

Exclude synthetic fuel benefit	(30.7)	(10.0)	(52.8)	(71.6)

Non-GAAP results excluding synthetic fuel	$43.9	$47.9	$197.5	$189.6

(1)	Discontinued operations for the 12 months ended 2006 included the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, as well as the energy services companies, and the gain on the final transfer of the Union and Gila River power stations in May 2005. Discontinued operations in the 12 months ended 2007 period reflect primarily recovery of amounts that had been previously written off and tax adjustments at the small energy services companies.
(2)	Debt extinguishment costs included the second-quarter 2005 redemption premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007 and the fourth-quarter 2005 write-off of unamortized debt issuance costs associated with the December 2005 redemption of $100 million of 8.5% trust preferred securities.
(3)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its first-quarter results on Tuesday, May 1, 2007 at 5:00 pm Eastern time. The Webcast will be accessible through the link on TECO Energy’s Web site: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay on the Web site for 30 days, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its

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principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release. Factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; uncertainty related to any sale of TECO Transport; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations and changes in customer energy usage pattern affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of hurricanes or other extreme weather conditions; commodity price and operating cost changes affecting the production levels and margins at TECO Coal and margins at TECO Transport, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; changes in the oil price relationship between the Department of Energy’s Producer First Purchase Price and oil futures prices as reported on NYMEX, which affects the synthetic fuel tax credit phase-out range; the actual change in inflation in 2007, which affects the final value of the synthetic fuel related tax credits; TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits; and TECO Coal’s exposure to changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006.

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SUMMARY INFORMATION AS OF MAR. 31, 2007

	3 Months Ended		12 Months Ended
(millions except per share amounts)	2007	2006	2007	2006
Revenues	$821.3	$836.4	$3,433.0	$3,161.8

Net income (loss) from continuing operations	$72.8	$55.2	$262.0	$214.7
Net income (loss) from discontinued operations	—	—	1.9	82.3

Net income (loss)	$72.8	$55.2	$263.9	$297.0

Earnings (loss) per share from continuing operations – basic	$0.35	$0.27	$1.26	$1.03
Earnings (loss) per share from discontinued operations – basic	—	—	0.01	0.40

Earnings (loss) per share – basic	$0.35	$0.27	$1.27	$1.43

Earnings (loss) per share – diluted	$0.35	$0.26	$1.26	$1.42
Average common shares outstanding – basic	208.6	207.5	208.2	207.2
Average common shares outstanding – diluted	209.6	208.7	209.0	208.4

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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MARCH 2007

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2007	2006	2007	2006
Revenues
Regulated electric and gas	$640.6	$642.5	$2,658.4	$2,414.2
Unregulated	180.7	193.9	774.6	747.6

Total revenues	821.3	836.4	3,433.0	3,161.8

Expenses
Regulated operations
Fuel	189.1	182.8	809.6	529.3
Purchased power	53.6	34.5	240.4	263.3
Cost of natural gas sold	107.7	122.8	350.2	389.6
Other	57.6	71.6	280.0	280.9
Operation other expense
Mining related costs	94.5	108.6	436.2	430.9
Waterborne transportation costs	54.7	54.1	218.4	200.0
Other	3.5	3.7	15.3	43.6
Maintenance	49.0	45.0	187.4	174.3
Depreciation	71.6	70.3	283.5	282.4
Transaction related costs	2.8	0.0	2.8	0.0
Sale of previously impaired assets / Asset impairments	0.0	0.0	(20.7)	3.2
Taxes, other than income	58.8	56.8	219.5	201.3

Total expenses	742.9	750.2	3,022.6	2,798.8

Income from operations	78.4	86.2	410.4	363.0

Other income (expense)
Allowance for other funds used during construction	1.7	0.2	4.3	0.2
Other income	51.9	24.0	122.3	158.4
Gain (loss) on debt extinguishment	0.0	0.0	(2.5)	(74.2)
Income from equity investment	16.2	14.6	60.5	59.8

Total other income	69.8	38.8	184.6	144.2

Interest charges
Interest expense	67.8	69.1	278.1	282.3
Allowance for borrowed funds used during construction	(0.7)	(0.1)	(1.6)	(0.1)

Total interest charges	67.1	69.0	276.5	282.2

Income before provision for income taxes	81.1	56.0	318.5	225.0
Provision (benefit) for income taxes	31.8	22.7	127.7	96.8

Income from Continuing Operations before minority interests	49.3	33.3	190.8	128.2
Minority Interests	23.5	21.9	71.2	86.5

Income (loss) from Continuing Operations	72.8	55.2	262.0	214.7
Discontinued operations
Income (loss) from discontinued operations	0.0	0.0	2.4	118.1
Income tax provision (benefit)	0.0	0.0	0.5	35.8

Total discontinued operations	0.0	0.0	1.9	82.3

Net income (loss)	$72.8	$55.2	$263.9	$297.0

Average common shares outstanding (millions)	208.6	207.5	208.2	207.2

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.35	0.27	1.26	1.03
Earnings per share from continuing operations — diluted	0.35	0.26	1.25	1.03

Earnings per share — basic	0.35	0.27	1.27	1.43
Earnings per share — diluted	0.35	0.26	1.26	1.42

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Mar-31-2007	Dec-31-2006
Assets
Current assets
Cash and cash equivalents	$361.6	$441.6
Restricted cash	37.3	37.3
Short-term investments	18.2	0.0
Receivables	310.2	338.3
Inventories at average cost
Fuel	128.3	85.0
Materials and supplies	61.4	74.6
Current derivative asset	66.2	7.1
Income tax receivables	6.3	18.8
Prepayments and other current assets	21.9	27.3
Regulatory assets—current	151.8	255.7
Assets held for sale	45.4	0.0

Total current assets	1,208.6	1,285.7

Property, plant and equipment
Utility plant in service
Electric	5,038.1	5,030.4
Gas	884.1	877.7
Construction work in process	368.9	334.1
Other property	337.9	841.9

Property plant and equipment at original cost	6,629.0	7,084.1
Accumulated depreciation	(1,934.5)	(2,317.2)

Total property, plant and equipment (net)	4,694.5	4,766.9

Other assets
Deferred income taxes	580.2	630.2
Other investments	8.0	8.0
Regulatory assets	240.8	231.3
Investment in unconsolidated affiliates	266.8	292.9
Goodwill	59.4	59.4
Long-term derivative asset	3.0	0.1
Deferred charges and other assets	84.3	87.3
Assets held for sale	153.3	0.0

Total other assets	1,395.8	1,309.2

Total assets	$7,298.9	$7,361.8

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$456.1	$566.7
Non-recourse	1.3	1.3
Junior subordinated debt	0.0	71.4
Notes payable	51.0	48.0
Accounts payable	267.6	326.5
Other current liabilities	12.6	14.2
Customer deposits	132.8	129.5
Current derivative liability	1.6	70.3
Interest accrued	85.6	50.5
Taxes accrued	42.5	25.3
Regulatory liabilities—current	34.5	46.7
Liabilities associated with assets held for sale	136.3	0.0

Total current liabilities	1,221.9	1,350.4

Other liabilities
Investment tax credit	14.0	14.7
Regulatory liabilities	573.3	555.3
Long-term derivative liability	0.0	3.7
Deferred credits and other liabilities	425.7	496.1
Liabilities associated with assets held for sale	83.5	0.0
Long-term debt, less amount due within one year
Recourse	3,202.3	3,202.2
Non-recourse	9.0	10.4

Total other liabilities	4,307.8	4,282.4

Total Liabilities	5,529.7	5,632.8
Capital
Common equity	209.6	209.5
Paid in capital	1,470.9	1,466.3
Retained earnings	116.9	83.7
Accumulated other comprehensive income	(28.2)	(30.5)

Total capital	1,769.2	1,729.0

Total liabilities and capital	$7,298.9	$7,361.8

Book Value Per Share	$8.44	$8.25

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2007	2006	2007	2006
Cash flows from operating activities
Net income (loss)	$72.8	$55.2	$263.9	$297.0

Adjustments to reconcile net income to net cash:
Depreciation	71.6	70.3	283.5	282.4
Deferred income taxes	29.3	21.7	120.0	121.0
Investment tax credit, net	(0.6)	(0.7)	(2.6)	(2.7)
Allowance for funds used during construction	(1.7)	(0.2)	(4.3)	(0.2)
Non-cash stock compensation	2.5	2.7	11.3	7.4
Gain on asset sales, pretax	(24.3)	(16.3)	(75.1)	(245.2)
Noncash debt extinguishment, pretax	0.0	0.0	2.5	19.8
Equity in earnings of unconsolidated affiliates	4.8	9.9	(8.5)	(27.7)
Minority interest	(23.5)	(21.9)	(71.2)	(86.5)
Derivatives	(18.8)	(3.7)	(12.1)	(5.6)
Deferred recovery clause	12.8	78.7	(12.5)	(78.6)
Asset impairment, pretax	0.0	0.0	0.0	3.2
Receivables, less allowance for uncollectibles	15.7	(2.9)	(7.4)	(48.4)
Inventories	(42.2)	4.6	(52.5)	(11.9)
Prepayments and other current assets	1.8	19.1	(6.0)	8.4
Taxes accrued	29.4	16.5	(4.1)	(5.9)
Interest accrued	35.8	31.8	4.5	(0.5)
Accounts payable	(36.4)	(92.5)	38.3	1.3
Other	29.9	16.0	69.9	39.7

	158.9	188.3	537.6	267.0

Cash flows from investing activities
Capital expenditures	(134.5)	(78.2)	(512.0)	(311.0)
Allowance for funds used during construction	1.7	0.2	4.3	0.2
Net proceeds from sale of assets	7.9	17.9	90.3	299.0
Cash paid on disposition of business	0.0	0.0	0.0	(31.8)
Restricted cash	0.0	0.4	(0.1)	23.7
Investment in unconsolidated affiliates	14.0	0.0	21.3	2.8
Other investments	(43.8)	1.1	(51.6)	(2.2)

	(154.7)	(58.6)	(447.8)	(19.3)

Cash flows from financing activities
Dividends	(39.8)	(39.6)	(158.9)	(158.0)
Common stock	3.6	1.6	14.5	13.7
Proceeds from long-term debt	0.0	83.4	244.0	394.1
Repayment of long-term debt	(72.8)	(87.2)	(184.9)	(572.7)
Minority interest	21.8	24.9	62.6	86.1
Net increase (decrease) in short-term debt	3.0	(65.0)	(99.0)	70.0

	(84.2)	(81.9)	(121.7)	(166.8)

Net increase in cash and cash equivalents	(80.0)	47.8	(31.9)	80.9
Cash and cash equivalents at beginning of period	441.6	345.7	393.5	312.6

Cash and cash equivalents at end of period	$361.6	$393.5	$361.6	$393.5

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas (5)	TECO Coal	TECO Transport	TECO Guatemala	TWG Merchant		Other & Eliminations		TECO Energy
Three months ended Mar. 31,
2007	Revenues - outsiders	$471.4	$169.2	$127.5	$51.3	$1.9	$—		$—		$821.3
	Sales to affiliates	0.5	—	—	24.0	—	—		(24.5)		—

	Total revenues	471.9	169.2	127.5	75.3	1.9	—		(24.5)		821.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	0.1	16.1	—		—		16.2
	Depreciation	46.4	9.8	9.5	5.6	0.2	—		0.1		71.6
	Total interest charges (1)	26.8	4.1	2.8	1.4	3.8	—		28.2		67.1
	Allocated interest expense (1)	—	—	2.6	(0.2)	3.7	—		(6.1)		—
	Provision (Benefit) for income taxes	11.0	6.9	20.0	1.5	1.3	—		(8.9)		31.8
	Net income (loss) from continuing operations	$21.8	$11.0	$42.4	$6.4	$10.3	$—		$(19.1	) (2)	$72.8

2006	Revenues - outsiders	$456.3	$186.2	$140.1	$51.7	$2.1	$—		$—		$836.4
	Sales to affiliates	0.6	—	—	23.6	—	—		(24.2)		—

	Total revenues	456.9	186.2	140.1	75.3	2.1	—		(24.2)		836.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	0.1	14.5	—		—		14.6
	Depreciation	46.4	9.0	9.1	5.5	0.2	—		0.1		70.3
	Total interest charges (1)	26.4	3.9	2.6	1.2	3.7	—		31.2		69.0
	Allocated interest expense (1)	—	—	2.4	(0.2)	3.6	—		(5.8)		—
	Provision (Benefit) for income taxes	13.0	7.9	9.7	0.9	1.2	—		(10.0)		22.7
	Net income (loss) from continuing operations	$22.5	$12.5	$24.7	$5.2 (4)	$8.6	$—		$(18.3	) (3)	$55.2

Twelve months ended Mar. 31,
2007	Revenues - outsiders	$2,097.9	$560.5	$562.2	$204.7	$7.3	$—		$0.4		$3,433.0
	Sales to affiliates	2.1	—	—	103.9	—	—		(106.0)		—

	Total revenues	2,100.0	560.5	562.2	308.6	7.3	—		(105.6)		3,433.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.2)	60.4	—		0.3		60.5
	Depreciation	186.3	37.3	36.8	22.2	0.6	—		0.3		283.5
	Total interest charges (1)	107.8	15.9	10.9	4.7	15.1	—		122.1		276.5
	Allocated interest expense (1)	—	—	10.1	(1.4)	14.6	—		(23.3)		—
	Provision (Benefit) for income taxes	78.3	17.8	45.9	11.5	8.9	—		(34.7)		127.7
	Net income (loss) from continuing operations	$135.2	$28.1	$96.5	$24.1 (4)	$39.3	$—		$(61.2	) (2)(3)	$262.0

2006	Revenues - outsiders	$1,821.2	$593.0	$535.4	$197.1	$7.5	$0.2		$7.4		$3,161.8
	Sales to affiliates	2.4	—	—	88.9	—	—		(91.3)		—

	Total revenues	$1,823.6	$593.0	$535.4	$286.0	$7.5	$0.2		$(83.9)		3,161.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.2)	57.2	—		2.8		59.8
	Depreciation	186.9	35.4	36.9	21.5	0.8	0.6		0.3		282.4
	Total interest charges (1)	100.4	15.2	12.8	4.9	16.1	4.7		128.1		282.2
	Allocated interest expense (1)	—	—	11.8	(0.8)	14.4	4.4		(29.8)		—
	Provision (Benefit) for income taxes	90.2	18.3	55.6	6.7	(0.3)	(7.7)		(66.0)		96.8
	Net income (loss) from continuing operations	147.6	29.3	112.6	21.3 (4)	37.5	(8.8	) (3)	(124.8	) (2)(3)	$214.7

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the three-month and twelve-month periods ended Mar. 31, 2007 include $1.8 million in transaction related costs for the potential sale of TECO Transport. Also included in the twelve-month period ended Mar. 31, 2007 is the $8.1 million gain on the sale of McAdams taking place in the 2nd quarter of 2006, and a $5.7 million gain on two sales of steam turbines originally reported in TECO Guatemala; $2.6 million in the third quarter and $3.1 million in the fourth quarter of 2006. Results for the 12 months ended Mar. 31, 2006 include $46.7 million of after-tax debt extinguishment charges at TECO Parent.
(3)	TWG Merchant’s results for the 12 months ended Mar. 31, 2006 included a net $1.9 million benefit related to the Dell and McAdams power stations. As of Jan. 1, 2006, the remaining results for TWG Merchant are included in “Other & Eliminations”.
(4)	TECO Transport’s results include net storm costs of: $0.2 million for the 12 months ended Mar. 31, 2007, $2.8 million for the three months ended Mar. 31, 2006 and $1.7 million for the 12 months ended Mar. 31, 2006. (A benefit of $4.0 million was received during the 4th quarter of 2005.)
(5)	As of Jan. 1, 2006 results for Peoples Gas include the remaining operating TECO Solutions companies.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended March 31,	2007	2006	Percent Change	2007	2006	Percent Change
Residential	$216,263	$204,611	5.7	1,862,619	1,844,103	1.0
Commercial	146,607	133,373	9.9	1,458,836	1,393,620	4.7
Industrial — Phosphate	18,773	13,358	40.5	271,363	200,677	35.2
Industrial — Other	28,660	26,263	9.1	319,690	312,675	2.2
Other sales of electricity	40,457	36,687	10.3	391,999	370,116	5.9

	450,760	414,292	8.8	4,304,507	4,121,191	4.4
Deferred and other revenues	(3,573)	(28,591)	(87.5)	—	—	—
Sales for resale	15,567	20,485	(24.0)	198,074	261,180	(24.2)
Other operating revenue	9,160	9,925	(7.7)	—	—	—
SO2 Allowance Sales	—	40,763	—	—	—	—

	$471,914	$456,874	3.3	4,502,581	4,382,371	2.7

Average customers	664,740	648,799	2.5	—	—	—

Retail Output to Line				4,412,323	4,262,994	3.5

	Operating Revenues*			Sales -- Kilowatt-hours*
Twelve Months Ended March 31,	2007	2006	Percent Change	2007	2006	Percent Change
Residential	$968,393	$865,286	11.9	8,739,383	8,615,300	1.4
Commercial	615,604	535,685	14.9	6,422,044	6,270,123	2.4
Industrial — Phosphate	66,925	59,994	11.6	1,006,756	1,040,593	(3.3)
Industrial — Other	115,349	100,288	15.0	1,350,308	1,331,791	1.4
Other sales of electricity	165,916	145,395	14.1	1,689,889	1,651,036	2.4

	1,932,187	1,706,648	13.2	19,208,380	18,908,843	1.6
Deferred and other revenues	59,081	(101,425)	—	—	—	—
Sales for resale	66,150	59,585	11.0	799,029	861,399	(7.2)
Other operating revenue	38,279	38,330	(0.1)	—	—	—
SO2 Allowance Sales	4,268	120,522	(96.5)	—	—	—

	$2,099,965	$1,823,660	15.2	20,007,409	19,770,242	1.2

Average customers	657,691	640,525	2.7	—	—	—

Retail Output to Line				20,174,411	19,883,905	1.5

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended March 31,	2007	2006	Percent Change	2007	2006	Percent Change
By Customer Segment:
Residential	$54,332	$62,264	(12.7)	29,155	31,233	(6.7)
Commercial	50,225	56,075	(10.4)	107,500	109,570	(1.9)
Industrial	2,523	2,890	(12.7)	51,388	57,840	(11.2)
Off System Sales	46,789	49,303	(5.1)	62,731	57,259	9.6
Power generation	2,776	2,824	(1.7)	65,451	66,637	(1.8)
Other revenues	10,846	11,485	(5.6)	—	—	—

	$167,491	$184,841	(9.4)	316,225	322,539	(2.0)

By Sales Type:
System supply	$132,636	$148,872	(10.9)	112,093	109,720	2.2
Transportation	24,009	24,484	(1.9)	204,132	212,819	(4.1)
Other revenues	10,846	11,485	(5.6)	—	—	—

	$167,491	$184,841	(9.4)	316,225	322,539	(2.0)

Average customers	335,098	328,072	2.1	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended March 31,	2007	2006	Percent Change	2007	2006	Percent Change
By Customer Segment:
Residential	$138,045	$151,932	(9.1)	70,962	71,868	(1.3)
Commercial	158,577	178,086	(11.0)	373,604	374,416	(0.2)
Industrial	11,099	11,022	0.7	202,659	209,921	(3.5)
Off System Sales	190,176	198,937	(4.4)	252,982	200,711	26.0
Power generation	13,949	13,559	2.9	394,528	294,402	34.0
Other revenues	42,712	38,048	12.3	—	—	—

	$554,558	$591,584	(6.3)	1,294,735	1,151,318	12.5

By Sales Type:
System supply	$422,990	$465,946	(9.2)	393,538	346,621	13.5
Transportation	88,856	87,590	1.4	901,197	804,697	12.0
Other revenues	42,712	38,048	12.3	—	—	—

	$554,558	$591,584	(6.3)	1,294,735	1,151,318	12.5

Average customers	330,798	321,157	3.0	—	—	—

*	in thousands